SERVICER'S CERTIFICATE

                    Export Funding Trust, Series 1995-A
                           Certificate No. 10

                         Payment Date: 12/29/99


     The undersigned, a duly authorized representative of Bank of America, N.A. (formerly NationsBank of Texas, N.A.) national banking association (the "Servicer"), as Servicer pursuant to the Pooling and Servicing Agreement as of January 25, 1995, the "Pooling and Servicing Agreement"),among the Servicer, Bankers Trust Company, as trustee, and Export Funding Corporation does hereby certify as follows:




1.   Principal received on Promissory Notes.............    $    6,528,964.91
2.   Interest received on Promissory Notes..............    $    5,408,666.43
3.   Prepayment made by Obligor (if any)................    $         -

4.   Remaining Promissory Note Principal Balance........    $    125,229,047.58
5.   Pool Factor........................................               69.15%
6.   Principal per Minimum Denomination.................    $         3,605.11
7.   Interest per Minimum Denomination..................    $         2,986.51

8.   Remaining Promissory Note Principal Balance
     Per Minimum Denomination...........................    $        69,147.93


No default has occurred and is continuing with respect to the Promissory Notes(s) or related Credit Agreement.

All capitalized terms not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this certificate the 23rd day of December, 1999.


     Bank of America N.A.
     As Servicer

     By: /s/G. Whitfield McDowell
     Name: G. Whitfiled McDowell
     Title: Managing Director